Exhibit 1

AMENDED AND RESTATED

JOINT INSURED BOND AGREEMENT

THIS AGREEMENT, dated as of the 15th day of January, 2008, by and between the undersigned parties (which entities, together with any and all other entities hereafter included as named insureds under the Fidelity Bond (as hereafter defined) are collectively referred to as the “Parties” and singularly as a “Party”).

WITNESSETH:

WHEREAS, in accordance with subsection (f) of Rule 17g-1 of the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”), The Phoenix Edge Series Fund, Phoenix Adviser Trust, Phoenix Asset Trust, Phoenix CA-Tax Exempt Bond Fund, Phoenix Equity Series Fund, Phoenix Equity Trust, Phoenix Insight Funds Trust, Phoenix Institutional Mutual Funds, Phoenix Investment Series Fund, Phoenix Investment Trust 06, Phoenix Investment Trust 97, Phoenix Multi-Portfolio Fund, Phoenix Multi-Series Trust, Phoenix Opportunities Trust, Phoenix Portfolios, Phoenix PHOLIOsSM, Phoenix Series Fund, Phoenix Strategic Equity Series Fund, DNP Select Income Fund Inc., DTF Tax-Free Income Inc., Duff & Phelps Utility and Corporate Bond Trust Inc., The Zweig Fund, Inc., The Zweig Total Return Fund, Inc., Phoenix Equity Planning Corporation, Phoenix Investment Partners, Ltd., Phoenix Investment Counsel, Inc., Duff & Phelps Investment Management Co., Engemann Asset Management, Euclid Advisers LLC, Pasadena Capital Corporation, SCM Advisors, LLC, Phoenix Variable Advisors, Inc., PXP Institutional Markets Group, Ltd., PXP Securities Corp., Phoenix/Zweig Advisors LLC, Walnut Asset Management, LLC, Rutherford Financial Corporation, Rutherford Brown & Catherwood LLC, and Kayne Anderson Rudnick Investment Management LLC, entered into a certain Amended and Restated Joint Insured Bond Agreement dated January 12, 2007 (the “Agreement”);

WHEREAS, the Parties are each named as insureds under that certain joint insured bond issued by ACE USA, of New York, NY, The Hartford Insurance Group, and Great American, bearing policy numbers DONG21648425006, FI 0237719-07, and FS234-61-45 (which fidelity bond, together with all endorsements and riders now or hereafter issued with respect thereto and any and all renewals thereof as well as any and all substitutions or replacements thereof shall hereinafter be referred to as the “Fidelity Bond”); and

WHEREAS, the Parties mutually desire to renew and continue the Agreement in accordance with the provisions herein below contained and to add as signatories those insureds added to the Fidelity Bond pursuant to Paragraph 3 since execution of the Agreement.

NOW, THEREFORE, the Agreement is renewed and continued with the provisions set forth below, to wit:

1.

Notwithstanding anything possibly to the contrary, the Parties mutually agree that in the event recovery is received under the Fidelity Bond as a result of a loss sustained by a registered investment company constituting a Party and one or more other insureds under the Fidelity Bond, each such Party which is a registered investment company shall receive an equitable and proportionate share of such recovery, but in no event shall such recovery be less than the amount that such affected Party would have received had it provided and maintained a single insured bond with the minimum coverage required by subsection (d)(1) of Rule 17g-1.

2.	This instrument is executed on behalf of the trustees of each of the Parties which is a trust by the trustees thereof in their capacity as such, and not individually, and the obligations of, or arising out of this instrument, are not binding upon any of such trustees or shareholder individually but are binding only upon the assets and property of said trusts.

3.	This Agreement shall be binding upon and inure to the benefit of the Parties and any and all series or portfolios thereof, as well as any and all subsidiaries, affiliates, successors and assigns of the foregoing. This Agreement shall be deemed to be automatically amended so as to include or delete Parties contemporaneously with any amendments to the Fidelity Bond including or deleting named insureds.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

Phoenix Adviser Trust

Phoenix Asset Trust

Phoenix Equity Series Fund

Phoenix Equity Trust

Phoenix Insight Funds Trust

Phoenix Institutional Mutual Funds

Phoenix Investment Series Fund

Phoenix Investment Trust 06

Phoenix Investment Trust 97

Phoenix Multi-Portfolio Fund

Phoenix Opportunities Trust

Phoenix PHOLIOsSM

Phoenix Series Fund

Phoenix Strategic Equity Series Fund

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Vice President, Chief Legal Officer, Counsel and Secretary

DNP Select Income Fund Inc. DTF Tax-Free Income Inc. Duff & Phelps Utility and Corporate Bond Trust Inc.

By:	/s/ Nathan I. Partain
Name:	Nathan I. Partain
Title:	President

The Phoenix Edge Series Fund

By:	/s/ Kathleen A. McGah
Name:	Kathleen A. McGah
Title:	Vice President, Chief Legal Officer, Counsel and Secretary

The Zweig Fund, Inc. The Zweig Total Return Fund, Inc.

By:	/s/ Carlton Neel
Name:	Carlton Neel
Title:	Executive Vice President

Phoenix Investment Counsel, Inc.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Clerk

Duff & Phelps Investment Management Company

Engemann Asset Management

Euclid Advisers LLC

Goodwin Capital Advisers, Inc.

Kayne Anderson Rudnick Investment Management, LLC

Pasadena Capital Corporation

Phoenix Equity Planning Corporation

Phoenix Investment Partners, Ltd.

Phoenix Variable Advisors, Inc.

Phoenix/Zweig Advisers LLC

PXP Securities Corp.

Rutherford Brown & Catherwood, LLC

Rutherford Financial Corporation

SCM Advisors, LLC

Walnut Asset Management, LLC

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Secretary

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